UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 31, 2006
CALAVO GROWERS, INC.
(Exact Name of Registrant as Specified in Charter)

California	000-33385	33-0945304

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1141-A Cummings Road, Santa Paula, California 93060

(Address of Principal Executive Offices) (Zip Code)

(Former Name or Former Address, if Changed Since Last Report)
Registrant’s telephone number, including area code: (805) 525-1245
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On August 31, 2006, Calavo Growers, Inc., a California corporation (“Calavo”), and Lecil E. Cole entered into a Cash Bonus Award Agreement (the “Agreement”). Mr. Cole is Calavo’s Chairman of the Board, Chief Executive Officer and President.
     As reported in a Current Report of Form 8-K that Calavo filed with the Securities and Exchange Commission on June 7, 2005, Calavo acquired 172,857 shares of the common stock of Limoneira Company, a Delaware corporation (“Limoneira”), and completed several other transactions that are described in the Current Report on Form 8-K, including (i) Limoneira’s purchase of 1,000,000 shares of Calavo common stock, (ii) Calavo’s lease from Limoneira of office space in Santa Paula, California, and (iii) the execution of an avocado marketing agreement between Calavo and Limoneira. Calavo’s Board of Directors and Compensation Committee have determined that these transactions have benefited Calavo and that Mr. Cole was primarily responsible for the completion of the transactions.
     Pursuant to the Agreement, and as a result of Mr. Cole’s valuable contributions related to the Limoneira transactions described above, Calavo has agreed to pay five annual cash bonus payments to Mr. Cole, with each payment being equal to 738 multiplied by the average price of Limoneira’s common stock at the time of the bonus payment. The first bonus, payable as promptly as practicable after August 31, 2006, equals $140,220. Mr. Cole is entitled to receive subsequent annual bonus payments only if he is serving as Calavo’s Chief Executive Officer at the time of each payment.
     The preceding discussion is qualified by reference to the Agreement, which is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein.
Item 9.01. Financial Statements and Exhibits.
10.1	Cash Bonus Award Agreement dated as of August 31, 2006 between Calavo Growers, Inc. and Lecil E. Cole.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calavo Growers, Inc.
August 31, 2006
	By:	/s/ Lecil E. Cole
Lecil E. Cole
Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)

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